Exhibit 23.3

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855 — 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700
April 29, 2009
Reference: New
TO: Oilsands Quest Inc.
Dear Sirs/Mesdames:
Re: Preliminary Prospectus Supplement of Oilsands Quest Inc. dated April 29, 2009
We refer to the preliminary prospectus supplement dated April 29, 2009 (the “Prospectus Supplement”) to the base prospectus dated November 7, 2007 included in the Registration Statement of Oilsands Quest Inc. (the “Corporation”) on Form S-3ASR (File No. 333-147200) relating to the qualification for sale of units of the Corporation (“Units”), each Unit comprised of one common share and one-half one common share purchase warrant of the Corporation.
We hereby consent to the references to our firm name under the heading “Legal Matters” in the Prospectus Supplement and to the use of our name and our opinions under the headings “Certain Income Tax Considerations – Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Prospectus Supplement.
Yours Truly,
/s/ Blake, Cassels & Graydon LLP
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